EXHIBIT 10.2
ANYWHERE REAL ESTATE INC.
SECOND AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
SPECIAL PERFORMANCE AND RETENTION AWARD AND PERFORMANCE AND RETENTION CASH-SETTLED RESTRICTED STOCK UNIT NOTICE OF GRANT & AWARD AGREEMENT (the “Notice”)
Anywhere Real Estate Inc. (the "Company"), pursuant to its Second Amended and Restated 2018 Long-Term Incentive Plan (the "Plan"), hereby grants to the individual listed below (the “Participant”), an award of Performance and Retention Cash-Settled Restricted Stock Units (“Performance CSRUs”) and a Special and Retention Performance Award (the “Performance Award”, together with the Performance CRSUs, the “Award”). The Award is subject to all the terms and conditions set forth herein and in the Special Performance and Retention Award and Performance and Retention Cash-Settled Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. In addition, as a condition to receiving this Award, the Participant understands and agrees to continue to be bound by and comply with the restrictive covenants and other provisions set forth in your Executive Restrictive Covenant Agreement with the Company dated as of March 25, 2019 (the “Restrictive Covenant Agreement”), a copy of which the Participant acknowledges receipt. The Participant understands and agrees that the Restrictive Covenant Agreement (and any side letter thereto) shall survive the grant, payment, vesting or termination of the Award and any termination of employment of the Participant, and that full compliance with the Restrictive Covenant Agreement is an express condition precedent to (i) the receipt, delivery and vesting of the Award and (ii) any rights to any payments with respect to the Award.
The Participant acknowledges and agrees that the Award does not fall within the definition of base salary or target bonus under the Participant’s employment offer letter with the Company dated as of February 28, 2019.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant (“Notice”) and the Agreement.
Participant:    Charlotte C. Simonelli
Award Grant Date:    February 22, 2024
Total Number of Performance CSRUs:    45,155 units
Special Performance Award Value:    $275,000.00 in cash, subject to withholdings and taxes
Award Performance Period:        January 1, 2024 – December 31, 2024
Award Performance Criteria:        See Schedule I to Exhibit A attached hereto.

Award Achievement Date:        December 31, 2024, subject to determination of achievement of the Performance Criteria set forth on Schedule 1
Award Vesting Date (Completion of Service Period):    February 28, 2026
By accepting this Award, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice, including the Restrictive Covenant Agreement. The Participant has reviewed the Agreement, the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Plan, this Notice or the Award.
Participant’s Consent Regarding Use of Personal Information. By accepting this Award, the Participant explicitly consents (i) to the use of the Participant’s Personal Information (as defined in Section 6.14 of the Agreement and to the extent permitted by law) for the purpose of implementing, administering and managing the Participant’s Award under the Plan and of being considered for participation in future equity, deferred cash or other award programs (to the extent he/she is eligible under the terms of such plan or program, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her Personal Information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any equity or other award, as described above.

ANYWHERE REAL ESTATE INC.                 PARTICIPANT

By: /s/ Tanya Reu-Narvaez                 By: /s/ Charlotte C. Simonelli_____
Print Name: Tanya Reu-Narvaez                 Print Name: Charlotte C. Simonelli
Title: Executive Vice President and Chief People Officer

Exhibit A
SPECIAL PERFORMANCE AND RETENTION AWARD AND PERFORMANCE AND RETENTION CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Special Performance and Retention Award and Performance and Retention Cash-Settled Restricted Stock Unit Notice of Grant (the “Notice”) to which this Special Performance and Retention Award and Performance and Retention Cash-Settled Restricted Stock Unit Agreement (this "Agreement") is attached, Anywhere Real Estate Inc. (the "Company"), has granted to the Participant the number of Performance and Retention Cash Settled Restricted Stock Units (“Performance CSRUs”) and the Special Performance and Retention Award (the “Performance Award”, together with the Performance CSRUs, the “Award) under the Company’s Second Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”) as indicated in the Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Notice.
ARTICLE I
GENERAL

1.1        Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II
GRANT OF AWARD

2.1    Grant of Award. In consideration of the Participant’s past and/or continued employment with or Services to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice (the “Grant Date”), the Company grants to the Participant the Award as set forth in the Notice, upon the terms and conditions set forth in the Plan and this Agreement, and subject to the Participant’s full compliance at all times with the restrictive covenants and other provisions set forth in the Restrictive Covenant Agreement (as defined in the Notice), which is an express condition precedent to (i) the receipt, delivery and vesting of any portion of the Award and (ii) any rights to any payments with respect to the Award.
2.2    Consideration to the Company. In consideration of the grant of the Award by the Company, the Participant agrees to render Services to the Company or any Affiliate and to comply at all times with the Restrictive Covenant Agreement. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or Service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the Services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

ARTICLE III
RESTRICTIONS AND RESTRICTION PERIOD

3.1        Restrictions. The Award granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4.1 below until the Award vests.
3.2        Performance Period; Award Achievement Date and Award Vesting Date (Completion of Service Period). Subject to Articles 4 and 5 and Section 6.12 of this Agreement, as set forth in the Notice, the Award becomes payable on the Award Achievement Date, subject to determination of achievement of the Performance Criteria set forth on Schedule 1; provided that, the Participant shall repay the gross amount of the Award if, prior to February 28, 2026, the Participant resigns from employment other than for Good Reason (the “Service Requirement”).
3.3        Settlement of Award.
(a)    Special Performance Award. The Performance Award represents the right to receive a cash payment, subject to the fulfillment of the vesting and other conditions set forth in this Agreement. Except as set forth in Sections 5.1(b), 5.1(c), 6.12 and 6.13 of this Agreement, within a reasonable period of time following the Award Achievement Date (and in no event more than two and a half (2.5) months following such date), the Company shall pay and transfer to the Participant a cash payment equal to the value of the Performance Award that was earned pursuant to the Performance Criteria, subject to the Participant’s full compliance at all times with the Restrictive Covenant Agreement.
(b)    Performance CSRUs. Except as set forth in Sections 4.2, 4.3, and 5.1 of this Agreement and subject to the fulfillment of the vesting and other conditions set forth in this Agreement, within a reasonable period of time following the Award Achievement Date (and in no event more than two and a half (2.5) months following such date), the Company shall pay and transfer to the Participant a cash payment equal in aggregate, to the 20-Day Average Fair Market Value of one share of the Common Stock multiplied by the number of whole Performance

CSRUs earned on the Award Achievement Date pursuant to the Performance Criteria, subject to the Participant’s full compliance at all times with the Restrictive Covenant Agreement.
(c)    The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning the Participant arising in connection with the Award.
3.4        No Rights as a Stockholder. The Award is not an equity interest in the Company and the Participant shall not be or have any of the rights or privileges of a stockholder of the Company with respect to the Award.
3.5        No Dividend or Dividend Equivalents Rights. The Award carries no dividend or dividend equivalent rights related to any cash or other dividend paid by the Company while the Award is outstanding.

ARTICLE IV
FORFEITURES

4.1        Termination of Employment. Except as otherwise specifically set forth in this Article IV or Article V, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the date on which the Performance Period ends, for any reason, then the Award shall be forfeited to the Company without payment of any consideration by the Company or any of its Affiliates on the date that the Participant is no longer actively employed by or providing Services to the Company or any of its Affiliates and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Award. The Participant will, however, be entitled to receive payment for the Award if the Participant's employment terminates or Services cease after the Performance Period ends but before the Participant's receipt of such payment.
4.2        Termination other than for Cause or for Good Reason. Except as set forth in Section 5.1 below, in the case where the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior to the end of the Performance Period, other than for Cause, or the Participant resigns from employment from the Company or any Affiliate with Good Reason, the Participant will be entitled to receive a portion of the Award equal to the value of the Award that would have vested based upon actual performance had the Participant's employment or Services not terminated, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate, which shall be paid in accordance with Section 3.3 above. Any further portion of the Award, to the extent not achieved, shall be forfeited to the Company without payment of any consideration by the Company, and neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in the Award
4.3        Death or Disability. Except as set forth in Section 5.1 below, if the Participant terminates employment with or ceases to provide Services to the Company or any Affiliate prior the end of the Performance Period on account of death or Disability, the Participant will be entitled to receive a portion of the Award equal to the Award, pro-rated for the number of full months of the Performance Period during which the Participant was employed by or was providing Services to the Company or any Affiliate, payable in accordance with Section 3.3 above.
4.4        Clawback of Award.    The Award is subject to any clawback or recoupment policies of the Company, as in effect from time to time (including the Company’s Clawback Policy), or as otherwise required by law. In addition, in the event that the Administrator determines in its sole discretion that the Participant has violated the Restrictive Covenant Agreement, the Company may require reimbursement or forfeiture of all or a portion of any proceeds, gains or other economic benefit realized or realizable by the Participant under the Award. Upon such determination any such proceeds, gains or other economic benefit must be paid by the Participant to the Company and any unvested portion of the Award shall immediately terminate and shall be forfeited.

ARTICLE V
CHANGE IN CONTROL

5.1        Change in Control. In the event of a Change in Control:
(a)    The Award shall, immediately prior to the Change in Control, cease to be subject to the achievement of the Performance Criteria and vest in full at the end of the Performance Period provided the Participant is employed by or is providing Services to the Company or any Affiliate on such date and fully complies at all times with the Restrictive Covenant Agreement, subject to Sections 5.1(b) and 5.1(c).
(b)    If the Award is assumed or substituted in connection with a Change in Control and, prior to the Award Vesting Date, the Participant’s employment or Service is terminated:
(i)    without Cause by the Company or any Affiliate or the Participant resigns from employment or Service from the Company or any Affiliate with Good Reason,

(A) the restrictions, payment conditions, and forfeiture conditions applicable to the Award shall lapse (but, the Participant’s obligations under the Restrictive Covenant Agreement and this Agreement shall not lapse), and (B) the Award shall become fully vested and payable within ten (10) days following such termination of employment or Services, with no further Service Requirement; or
(ii)    on account of death or Disability, the Award shall be treated in accordance with Section 4.3, except that the Award shall be payable within ten (10) days following such termination of employment or Services, provided that the Participant fully complies at all times with the Restrictive Covenant Agreement.
(c)    If the Award is not assumed or substituted in connection with a Change in Control, except as would result in the imposition of additional taxes and penalties under Section 409A of the Code, immediately upon the occurrence of the Change in Control, (i) the restrictions, payment conditions, and forfeiture conditions applicable to the Award shall lapse (but, the Participant’s obligations under the Restrictive Covenant Agreement and this Agreement shall not lapse), and (ii) the Award shall become fully vested and payable within ten (10) days following the Change in Control, with no further Service Requirement.
5.2        Assumption/Substitution. For purposes of Section 5.1, the Award shall be considered assumed or substituted for if, following the Change in Control, (a) the Performance Award remains subject to the same terms and conditions that were applicable to the Performance Award immediately prior to the Change in Control except that the Performance Award shall no longer be subject to the achievement of the Performance Criteria; and (b) the value of the Performance CRSUs are (i) based on shares of common stock that are traded on an established U.S. securities market and (ii) of comparable value and remains subject to the same terms and conditions that were applicable to the Performance CRSUs immediately prior to the Change in Control except that the any part of the Performance CRSUs that related to the 20-Day Average Fair Market Value of the Common Stock shall instead relate to the 20-Day Average Fair Market Value of the common stock of the acquiring or ultimate parent entity, determined in the same manner as set forth in this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1        Administration. The Administrator shall have the power to interpret the Plan, the Restrictive Covenant Agreement and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Award.
6.2        Restrictions on Transfer. Any unvested portion of an Award may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Administrator, or by will or the laws of descent and distribution.
6.3        Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any unvested portion of the Award by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said unvested Award on its books or otherwise, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.4        Termination of Employment or Service/Breach of the Restrictive Covenant Agreement. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to termination of employment or Service, including without limitation, whether a termination has occurred, whether any termination resulted from a discharge for Cause and whether any particular leave of absence constitutes a termination, as well as whether the Participant has fully complied with the Restrictive Covenant Agreement for purposes of this Agreement.
6.5        Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief People Officer at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant’s last address reflected on the Company’s records.
6.6        Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
6.7        Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
6.8        Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.
6.9        Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in this Article 6, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
6.10        Unfunded Status of Awards. With respect to any payments not yet made to the Participant pursuant to the Plan, including this Award, nothing contained in the Plan, the Notice, the Restrictive Covenant Agreement or this Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
6.11        Entire Agreement. The Plan, the Notice, the Restrictive Covenant Agreement and this Agreement (including all Schedules and Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
6.12        Certain Tax Treatment. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Company and the Participant, or any incentive or retention arrangement or plan offered by the Company), in the event that the amount or benefit paid or distributed to the Participant pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to the Participant by the Company or any Affiliate (the “Total Payments”) would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”), and would thereby subject the Participant to any excise tax imposed under Section 4999 of the Code or any successor provision thereto (an “Excise Tax”), the provisions of this Section 6.12 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Total Payment exceeds the amount which can be paid to the Participant without Participant incurring an Excise Tax, then, solely to the extent that the Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax, as determined by a nationally recognized accounting firm designated by the Company prior to the occurrence of the Change in Control, the amounts payable to Participant under this Agreement (or any other agreement by and between the Participant and Company or any of its Affiliates or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Participant becoming subject to the Excise Tax. In the event a Participant receives reduced payments and benefits as a result of application of this Section 6.12, the Participant shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and the Participant or any incentive or retention arrangement or plan offered by the Company) shall be received in connection with the application of the reduced payments, subject to the following sentence. Reduction shall be made in the following order: (i) at the discretion of the Participant, payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code, (ii) payments that are valued in full under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first, (iii) at the discretion of the Participant, payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are not subject to Section 409A of the Code and (iv) payments that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 and are subject to Section 409A of the Code, with the amounts that are payable last reduced first.
6.13        Section 409A. The intent of the parties is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Award which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s death). The Company makes no representation that any or all of the payments described in this Agreement and the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant understands and agrees that he or she shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
6.14        Disclosure Regarding Use of Personal Information.
(a)    Definition and Use of “Personal Information”. In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, the Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment. The “Personal Information” the Company may collect, process, store and transfer for the purposes outlined above may include the Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and the Participant’s beneficiaries and contact information. The Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.
(b)    Use, Transfer, Storage and Processing of Personal Information. The use, transfer, storage and processing of Personal Information electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. To the extent permitted by law, Personal Information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the entity that employs (or any entity that has employed) the Participant from the Participant’s country of employment to the Company (or its Affiliates or Subsidiaries) and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to the Participant’s Personal Information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Administrator; (v) the Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant’s Personal Information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.
6.15        Adjustments. The Participant acknowledges that the Performance CSRUs are subject to modification and termination in certain events as provided in this Agreement and Article 3 of the Plan.

6.16 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance CSRUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
6.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Performance CSRUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE VII
DEFINITIONS

Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
7.1        “20-Day Average Fair Market Value” shall mean the average Fair Market Value of a share of Common Stock calculated using the Fair Market Value on the Award Achievement Date and each of the immediately preceding nineteen (19) trading days.
7.2        “Disability” shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.
7.3        “Service” or “Services” shall mean services performed by the Participant for the Company or its Affiliates as an Employee, consultant or advisor, provided that services performed by the Participant in the capacity as an independent sales agent affiliated with one of the Company’s or its Affiliates’ real estate brands shall not constitute Service.

Schedule I
Performance Period Metrics
Performance Metric 1
Achievement of a realized cost savings target for the year ending December 31, 2024, which has been established by the Board on the date of this Award. Achievement will be determined by the Compensation Committee.
Performance Metric 2
The successful extension, refinancing, replacement or repayment of the Company’s Term A loans on or before November 9, 2024, as reasonably determined by the Compensation Committee (in consultation with the Audit Committee).